NEWS RELEASE

PAR PACIFIC PUBLISHES INAUGURAL SUSTAINABILITY REPORT

HOUSTON, November 2, 2021 – Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific”) today published its inaugural Sustainability Report. The report describes Par Pacific’s environmental, social and governance performance in 2020, underlining our commitment to sustainable business practices.
In his introduction to the report, Par Pacific’s President and Chief Executive Officer, William Pate writes:
“I am proud to share our inaugural sustainability report with you. In 2020, we recorded our best annual personal safety and environmental performance as we confronted challenges of the pandemic. I am extremely proud of our employees for this achievement. Par Pacific views sustainability as a critical element of our mission to serve our local communities by providing safe and reliable energy to address local demand.”
The report details Par Pacific’s sustainability mindset while also providing metrics on safety, greenhouse gas emissions, community engagement and its workforce, among other areas.

To access the Sustainability Report, please visit the Sustainability section of Par Pacific’s website at https://www.parpacific.com/sustainability.

About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy, infrastructure, and retail businesses. Par Pacific’s strategy is to acquire and develop businesses in logistically complex markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and 90 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 60,000 bpd of combined refining capacity, related multimodal logistics systems, and 30 retail locations.  Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

For more information contact:
Ashimi Patel
Senior Manager, Investor Relations
(832) 916-3355
apatel@parpacific.com
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